Exhibit 99.2

CONSENT OF FROST & SULLIVAN (BEIJING), INC., SHANGHAI BRANCH CO.

January 22, 2026

Unitrend Entertainment Group Limited

Suite 1508, Tower B, Wentelai Center,

1 Xidawang Road,

Chaoyang District, Beijing 100026

People’s Republic of China

Ladies and Gentlemen:

Frost & Sullivan (Beijing), Inc., Shanghai Branch Co. hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Unitrend Entertainment Group Limited (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Frost & Sullivan (Beijing), Inc., Shanghai Branch Co. further consents to inclusion of information, data and statements from the report entitled “Independent Market Study on China’s Film and TV Content, and Advertising Markets” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Frost & Sullivan (Beijing), Inc., Shanghai Branch Co. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Frost & Sullivan (Beijing), Inc., Shanghai Branch Co.
Frost & Sullivan (Beijing), Inc., Shanghai Branch Co.